UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2025

LiquidValue Development Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55038	27-1467607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-971-3940

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The Board of Directors of LiquidValue Development Inc., a Nevada corporation (the “Company”) has determined that it is advisable to restructure the Company. Subject to certain terms and conditions, the Company intends to grant the current stockholders of the Company shares of an entity that will hold substantially all of the existing assets of the Company. Such shares will be distributed to current stockholders in proportion to their current ownership of the Company.

Thereafter, the Company will engage in a reverse merger transaction which will involve the injection of new business operations into the Company. Pursuant to our current plan, the Company’s existing stockholders will collectively retain 15% of the Company’s stock upon the completion of this reverse merger transaction, in addition to collectively retaining 100% of the shares of the entity holding the Company’s assets prior to the reverse merger. The Company’s board of directors believes that these transactions will result in the Company’s existing stockholders retaining many of the benefits of the Company’s existing operations while also benefiting from an ownership position in new business operations.

Acquisition Agreement and Plan of Merger

On May 30, 2025, the Company, entered into an Acquisition Agreement and Plan of Merger (the “Acquisition Agreement”) with (i) SeD Intelligent Home Inc., a Nevada corporation and the majority shareholder of the Company (“SeD”); (ii) LVD Merger Corp., a Nevada corporation and wholly owned subsidiary of the Company (the “Merger Sub”); (iii) Winning Catering Management Limited, a British Virgin Islands corporation (“Winning Group”); (iv) Winning Holdings Limited, a British Virgin Islands corporation (“Winning Holdings”); and (iv) Pure Talent Group Limited, a British Virgin Islands corporation (“PTGL” and collectively, the “Parties”).

Pursuant to the terms of the Acquisition Agreement, the Merger Sub will merge with and into Winning Group (the “Merger”), with Winning Group surviving the Merger. Following the Merger, Winning Group will become a wholly owned subsidiary of the Company.

In connection with the Merger and as part of the transaction structure, the Parties also agreed that: 3,754,897,728 new fully paid, non-assessable shares of the Company’s common stock will be issued to Winning Holdings and 234,681,108 shares will be issued to PTGL. At the closing of these transactions (the “Closing”), (i) Winning Holdings will own 80% of the issued and outstanding shares of the Company; (ii) SeD and other existing stockholders will retain 15% of the Company’s shares; and (iii) PTGL will own 5% of the Company’s shares.

The Company intends to receive written consent of its majority shareholder to amend the Company’s Certificate of Incorporation in order to authorize the issuance of common stock adequate to complete the transactions contemplated hereby. In addition, as noted above, prior to the Closing, the Company will grant the Company’s existing stockholders shares of an entity that will hold substantially all of the Company’s existing assets.

Winning Group’s principal line of business is Wing Nin, a Hong Kong food and beverage brand. Renowned for its cart noodles, a Hong Kong staple, Wing Nin sells customizable bowls featuring a choice of noodle bases, a wide array of toppings, and a rich homemade spicy curry sauce. Wing Nin began as a street vendor in the 1960s and has expanded in recent years. Today, Wing Nin has eleven locations across Hong Kong. Wing Nin continues to innovate through product development, improvement in training and operations, and central kitchen automation.

The Acquisition Agreement contains representations, warranties, covenants, and conditions to Closing. The boards of directors of the Company, the Merger Sub, and Winning Group have each approved the Acquisition Agreement and the transactions contemplated therein.

The foregoing description of the Acquisition Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement, a copy of which is filed herewith.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements regarding the anticipated consummation of the Merger. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 of this Current Report are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Acquisition Agreement and Plan of Merger dated May 30, 2025.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LiquidValue Development Inc.

Date: June 5, 2025	By:	/s/ Rongguo Wei
	Name:	Rongguo Wei
	Title:	Co-Chief Financial Officer